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COMPUTATION OF NET INCOME PER SHARE                                   EXHIBIT 11
Quaker State Corporation and Subsidiaries

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
                                                                        Quarter Ended               Nine Months Ended
                                                                     9/30/97      9/30/96          9/30/97      9/30/96
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(in thousands except per share data, unaudited)
1.       Net income                                                  $   5,309    $  6,754         $ 21,018     $ 19,633
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2.       Average number of shares of capital
         stock outstanding                                              35,140      35,842           35,042       33,848

3.       Shares issuable upon exercise of dilutive stock
         options outstanding during the period, based on
         average market prices                                             313         225              214          154

4.       Shares issuable upon exercise of dilutive stock
         options outstanding during the period, based on
         higher of average or period-end market prices                     517         353              327          346

5.       Average number of capital and capital equivalent
         shares outstanding (2 + 3)                                     35,453      36,067           35,256       34,002

6.       Average number of capital shares outstanding,
         assuming full dilution (2 + 4)                                 35,657      36,195           35,369       34,194

7.       Net income per capital and capital equivalent share
         (1 divided by 5)                                            $    0.15    $   0.19         $   0.60     $   0.58
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8.       Net income per capital share assuming full dilution
         (1 divided by 6)                                            $    0.15    $   0.19         $   0.59     $   0.57
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